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                                                               EXHIBIT No. 10.44
                                                         FOR SETTLEMENT PURPOSES

                         AGREEMENT AND GENERAL RELEASE

                          THIS AGREEMENT AND GENERAL RELEASE (the "Agreement")
is made and entered into on January 31, 1996, by and between Jamie
Donelan ("Employee") and Applied Bioscience International Inc. ("Employer").

                          WHEREAS, Employee is currently employed by Employer;
and

                          WHEREAS, the parties agree that it is in their mutual
interest for the employment relationship between Employee and Employer to be discontinued.

                          NOW, THEREFORE, in consideration of the mutual
promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

                 1.       (a)     Employee's final day as an active employee of
Employer will be January 31, 1996, (the "Separation Date"). Employee will continue to receive her base salary, including employer matching for 401(k) contribution through the Separation Date. During the period prior to the Separation Date, the Employee will continue to perform such transitional activities as are consistent with her former duties and responsibilities as requested by Employer.

                          (b)     During the period from February 1, 1996,
through September 15, 1996, (the "Transition Period), in consideration for Employee's promises in this Agreement, Employer agrees to pay Employee an amount equivalent to six months base salary, or Fifty-Two Thousand Five Hundred Dollars ($52,500.00). This sum will be disbursed to Employee in fifteen (15) installments with each of the initial ten installments being equal to $4,375 and the final five installments being equal to $1,750. Such installments shall be paid on each of Employee's fifteen (15) regularly scheduled payroll dates during the Transition Period. During the Transition Period, the Employee will not be eligible for employer matching for 401(k) contributions. To the extent, during the Transition Period, the Employee makes any 401(k) contributions and under the terms of the 401(k) plan, the Employer is required to match such contribution, any monies paid by the Employer with respect to such match shall be refunded to the Employer through an after-tax payroll deduction. During the Transition Period, the Employer may request the continuing assistance of Employee for up to five (5) hours per month in the transfer of her previous duties and responsibilities with Employer.

                          (c)     Employer will also pay Employee by separate
check any EVA bonus for 1995 for which Employee is eligible under the terms and conditions of the EVA Plan, as ultimately determined and approved by the APBI Compensation Committee. Employer will use the same formula for Employee as for other officers and employees of Employer and Employer acknowledges that Employee's target bonus under the 1995 EVA bonus plan is 40% of her base pay. Employee will not be eligible for any EVA bonus or other bonus for 1996. To the extent any EVA bonus for 1995 is earned by Employee, Employee will be paid such bonus at the same time as 1995 bonuses are generally paid to the Employer's officers and employees.





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                          (d)     During the period from February 1, 1996,
through July 31, 1996, Employer will also pay on Employee's behalf the cost of maintaining Employee's current group health insurance in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"). Thereafter, Employee may continue her group health insurance at her own expense in accordance with COBRA. If Employee obtains new employment and Employee would be eligible to participate in that new employer's group health insurance plan with no exclusion for any pre-existing health condition of Employee, Employee shall promptly notify Employer in writing of that fact and Employer shall be entitled to discontinue its group health insurance premium payments on Employee's behalf.

                          (e)     Employer will also pay Employee by separate
check any vacation pay that is accrued but unused as of the Separation Date.

                          (f)     Subsequent to the date hereof, Employee will
not receive any additional option awards or grants from Employer. Employer acknowledges that for purposes of the vesting of any of Employee's currently outstanding options September 15, 1996 shall be considered her last day of employment and that Employee will have ninety (90) days from such date to exercise any vested stock options pursuant to the terms of the APBI Stock Incentive Program (1990).

                          (g)     At the end of the Transition Period or
earlier if permitted under the terms of the Employer's Section 401(k) Plan, Employer shall take all steps necessary to ensure the prompt distribution to Employee of the proceeds of her Section 401(k) account in accordance with the terms of the Section 401(k) Plan and all applicable legal requirements.

                          (h)     During the Transition Period, Employer will
provide the services of a designated outplacement assistance firm selected by the Employee (and approved by the Employer) to help the Employee in her transition. Employee acknowledges and agrees that in no event will Employer's cost in providing such outplacement assistance exceed $10,000.

                          (i)     The Employer agrees that if the Employee is
made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that she was an officer or employee of the Employer or while providing the continuing assistance to the Employer as contemplated by Section 1(b) or is or was serving at the request of the Employer as an officer, member, trustee, employee or agent of another corporation, partnership, trust or other enterprise, including service with respect to any benefit plans whether or not the basis of such Proceeding is the Employee's alleged action in an official capacity while serving as an officer, member, trustee, employee or agent, the Employee shall be indemnified and held harmless by the Employer to the fullest extent permitted or authorized by the Employer's certificate of incorporation or bylaws against all cost, expense, liability and loss (including, without limitation, reasonable attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the Employee in connection therewith. No proceeding shall be settled without the approval of the Employer which shall not be unreasonably withheld. The Employer's indemnification obligation to the Employee shall include the obligation to provide legal counsel to defend the Employee in any such Proceeding.

                          (j)     The Employer and Employee have mutually
agreed upon the contents of a





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letter of reference which the Employer agrees it will provide to the Employee's prospective employers upon request by the Employee or prospective employers.
The form of the letter is Attachment 1 to this Agreement. Employee may tailor this letter, as necessary, for the specific request. The Employer agrees that it will direct all reference inquiries to the present or succeeding chief financial officer to ensure that communications to prospective employers are consistent with the letter of reference. The Employer agrees that it will use reasonable efforts so as to assure that no information regarding the Employee's employment other than verification of employment, title and salary, shall be provided by its employees other than the chief financial officer or his successor. Telephone references about Employee shall be consistent in content with Attachment 1 and with the other provisions of this paragraph.

                          (k)     The Employer agrees to pay documented legal
fees for counsel representing Employee in the negotiation of this Agreement but not to exceed $500 in total.

                          (l)     The Employer agrees to give Employee a used
personal computer from its current office facilities. The selection of such computer shall be at the sole discretion of the Employer and Employee acknowledges that it will not be a Pentium computer.

                          (m)     Except as otherwise expressly provided in
this Agreement, Employee shall be entitled to no compensation, benefits or other remuneration following the Separation Date. Subsequent to the Separation Date (or earlier if requested), Employee shall no longer have access to the Employer's offices.

                          (n)     The Employer will make the 1995 Employer
contribution to Employee's account in the money purchase pension plan maintained by ENVIRON no later than September 15, 1996.

                          (o)     The payment referenced in Paragraph 1(b)
above, represents a payment to which Employee would not otherwise be entitled but for her promises in this Agreement. All payments referenced in this Paragraph will be subject to all legally required deductions.

                 2. Employee agrees that she will use her best efforts to seek new employment promptly following the Separation Date. In the event that Employee has been unable to find a position during the Transition Period at a base salary equal to at least seventy-five percent (75%) of her base salary with Employer as of the Separation Date, she may so advise Employer in writing (including providing Employer with reasonable supporting materials reflecting the foregoing) and Employer agrees to pay Employee up to an additional two months base salary, or up to Seventeen Thousand Five Hundred Dollars ($17,500.00), subject to all legally required deductions.

                 3. Employer and Employee agree that they will make no negative or disparaging statements regarding the other or their affiliates.

                 4. Nothing in this Agreement shall be construed as an admission of liability by Employer, its affiliates, or its current or former officers, directors, employees or agents, and Employer specifically disclaims liability to or wrongful treatment of Employee on the part of itself, its affiliates, or its current or former officers, directors, employees and agents.





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                 5.       Employee represents that she has not filed any
complaints or charges against Employer with the Equal Employment Opportunity Commission ("EEOC"), or with any other federal, state or local agency or court, and covenants that she will not do so at any time in the future, and that if any agency or court assumes jurisdiction of any complaint or charge against Employer on behalf of Employee, Employee will promptly request that agency or court to withdraw from the matter.

                 6. Employee covenants not to sue, and fully and forever releases and discharges Employer, its parents, officers, employees, agents, attorneys and representatives (collectively, the "Releasees") from any and all claims, liens, demands, obligations, agreements, causes of action, suits, costs and expenses (including attorneys' fees), damages (whether pecuniary, actual compensatory, punitive or exemplary) or liabilities of any nature or kind whatsoever in law or equity or otherwise, whether now known or unknown, existing or arising in the future, arising out of or in any way connected with Employee's employment with Employer or the termination of such employment; provided, however that nothing in this Agreement shall impair or preclude Employee's right to take action to enforce the terms of this Agreement. This release includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, claims for attorneys' fees or costs, and any and all claims regarding any claimed employment contract, whether written, oral, implied or otherwise, relating to Employer's right to terminate its employees, claims under the Employee Retirement Income Security Act, as mandated, or any other claims under federal, state or local law, common law or any other law in any way relating to Employee's employment with Employer or the termination of that employment; further provided, however, that this release and covenant not to sue shall not affect Employee's right, if any, to obtain unemployment compensation if she has not obtained new employment at the end of the period specified in 1(b).

                 7. Employee agrees, without limiting the generality of the above release, not to sue or otherwise institute or cause to be instituted or to in any way participate in or voluntarily assist in the prosecution of any complaints, charges or grievances against any Releasee concerning any claims released in this Agreement.

                 8. Employee acknowledges that all confidential information regarding the business of Employer compiled by, created by, obtained by, or furnished to, Employee during her employment with Employer is the exclusive property of Employer. On or before the Separation Date, Employee will return to Employer all originals and copies of any material involving such confidential information and agrees that she will not, directly or indirectly, divulge or use such information, whether or not such information is in written or other tangible form. Employee also will return to Employer upon or before execution of this Agreement any items in her possession, custody or control that are the property of Employer, including, but not limited to, her employee manual, identification card and office keys.

                 9. Employee acknowledges that she has been given at least twenty-one (21) days to consider this Agreement and that she has seven
(7) days from the date she executes this Agreement in which to revoke it and that this Agreement will not be effective or enforceable nor the amounts set forth in Paragraph 1(b) paid until the later of the end of the seven-day revocation period or the scheduled payment date. Revocation can be made by delivery of a written notice of





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revocation to Stephen L. Waechter, Chief Financial Officer, Applied Bioscience
International Inc., 4350 North Fairfax Drive, Suite 300, Arlington, Virginia 22203, 5:00 p.m. on or before the seventh calendar day after Employee signs this Agreement.

                 10. Employee hereby acknowledges that she understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by her.

                 11. Employer and Employee agree that the terms of this Agreement are confidential and they will not discuss the Agreement, the fact of settlement, or the negotiations and communications leading to this Agreement, with anyone other than: (i) her family members; (ii) their counsel or tax advisor; or (iii) as required by compulsory legal process.

                 12. This Agreement shall be binding on Employer and Employee and upon their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the Releasees and each of them and to their respective heirs, administrators, representatives, executors, successors and assigns.

                 13. This Agreement sets forth the entire agreement between Employee and Employer and fully supersedes any and all prior agreements or understanding between them regarding its subject matter. This Agreement may only be modified by written agreement signed by both parties.

                 14. This Agreement shall be governed in all respect by Virginia law, without regard to its conflict of laws principles.





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                             PLEASE READ CAREFULLY.
                  THIS AGREEMENT AND GENERAL RELEASE INCLUDES
                   A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.


DATED:      February 7, 1996                         /s/ Jamie Donelan
      ------------------------                       -----------------
                                                       Jamie Donelan
DATED:    February 7, 1996                APPLIED BIOSCIENCE INTERNATIONAL INC.
      -----------------------



                 By:    /s/ Stephen L. Waechter
                    --------------------------------------
                 Stephen L. Waechter
                 Senior Vice President, Chief Financial Officer




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